Exhibit 10.19

January 16, 2003

David Stoeffel
42 Mansfield Avenue
Darien, CT 06820

Dear David:

I am pleased to confirm our offer for you to join our firm as Senior Managing Director of Asset Management.

COMPENSATION
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A. Your salary will be $225,000 (annually) payable semi-monthly (15th & 30th).
   You will be eligible for an annual salary review based upon your performance under our Ziegler Rewards program.

B. You will also be eligible for incentive compensation on an annual basis. Your incentive opportunity will be 80% of salary or base compensation. Your incentive compensation will be based on your performance and the profitability of the Asset Management Group.

   Your compensation is subject to the Ziegler Deferral Bonus Plan. This plan has been implemented for key contributors and senior management. It is comprised of two components, Mandatory and Voluntary Deferral. A copy of which will be sent to you.

C. Following your first month of employment, you will receive a sign on bonus in the amount of $25,000. This bonus will be paid to you on the 15th following your first completed month of employment with Ziegler.

ZIEGLER STOCK
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You will receive 2,000 shares of Ziegler common stock. The stock will be vested to you equally at the 13th, 25th and 37th month of employment.

RELOCATION
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Ziegler will pay reasonable moving expenses from Connecticut to Wisconsin utilizing the Relocation Center. The Relocation Center is a helpful service that provides personalized relocation. Gary Engle, Senior Vice President, Chief Financial Office, and Chief Administrative Officer will review your relocation expenses.

GROUP BENEFITS
--------------

During your employment with Ziegler, you will be eligible for benefits including, but not limited to, those listed in the Employee Benefits Summary dated 1/01/02, which is included. These include a 401(k) Plan, Profit Sharing, Health Care, Dental, Short and Long-term Disability, Life Insurance, paid holidays and vacation.

This letter does not constitute an employment contract for a specific term.
Your employment with Ziegler Companies will be "at will" and could be terminated by either party at any time.

David, we are excited that you will be joining the Ziegler team. We look forward to working with you and are committed to providing you the necessary resources to make this a successful endeavor for all of us.

Sincerely,

John Mulherin, President and CEO

cc:  Sheila Hittman, VP of Human Resources

Enclosure

Accepted:                                      Date:
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